IAC REPORTS Q1 2024
Dotdash Meredith announced strategic partnership and licensing agreement with OpenAI
Dotdash Meredith Digital revenue growth of 13%
Total IAC Q1 operating loss improves $76 million to $59 million
Total IAC Q1 Adjusted EBITDA improves $34 million to $43 million

NEW YORK— May 7, 2024—IAC (NASDAQ: IAC) released its first quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at ir.iac.com.

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q1 2024	Q1 2023	Growth

Revenue	$929.7	$1,084.3	-14%
Operating loss	(59.2)	(135.6)	56%
Unrealized gain on investment in MGM Resorts International	163.8	704.8	-77%
Net earnings	45.0	417.8	-89%
Diluted earnings per share	0.51	4.57	-89%
Adjusted EBITDA	43.0	9.1	372%
See reconciliations of GAAP to non-GAAP measures beginning on page 13.
Q1 2024 HIGHLIGHTS
•Dotdash Meredith announced a strategic partnership and licensing agreement with OpenAI, pursuant to which attributed Dotdash Meredith content will appear in ChatGPT responses. Dotdash Meredith’s content will be used to improve OpenAI’s large language models, and OpenAI will partner with Dotdash Meredith to enhance Dotdash Meredith’s D/Cipher intent-targeting advertising solution.

◦Digital revenue increased 13% to $209 million, accelerating from 9% growth in Q4 2023, more than offsetting 10% Print revenue declines to produce the first quarter of total Dotdash Meredith revenue growth since the Meredith acquisition.

◦Operating loss of $21 million decreased $90 million year-over-year driven primarily by Adjusted EBITDA increasing $53 million to $30 million (Digital Adjusted EBITDA increased 51% and Other Q1 2023 losses included $45 million related to a non-cash lease impairment) and $25 million lower depreciation (Q1 2023 included $25 million related to the aforementioned non-cash lease impairment).

•Angi Inc. revenue was $305 million, down 14% year-over-year driven by declines across the Domestic business from the heightened focus on profitability and customer experience, partially offset by 18% International growth.

◦Operating income increased $14 million to $3 million and Adjusted EBITDA increased 21% to $36 million.

◦On April 8, 2024, Angi Inc. announced the appointment of Angi President Jeff Kip to CEO, succeeding Joey Levin. Joey Levin, CEO of IAC, will continue as Chairman of the Angi Board of Directors.

•Emerging & Other revenue decreased 34% year-over-year to $127 million, operating income decreased $20 million to a loss of $8 million and Adjusted EBITDA decreased $20 million to a loss of $4 million.

◦Q1 2024 revenue reflects the sale of Roofing on November 1, 2023 and the sale of assets of Mosaic Group on February 15, 2024.

◦Q1 2024 operating loss and Adjusted EBITDA reflect $16 million in severance and transaction-related costs at Mosaic Group related to the sale of the assets of the business.

•IAC holds 64.7 million shares of MGM Resorts International (“MGM”), which was purchased for $1.3 billion in 2020 and 2022 and is worth $2.7 billion as of May 3, 2024. Net earnings (loss) and diluted earnings (loss) per share reflect changes in MGM’s share price as unrealized gains and losses and, as a result, can be very volatile, which reduces their ability to be effective measures to assess operating performance.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q1 2024	Q1 2023	Growth
Revenue
Dotdash Meredith	$390.5	$387.6	1%
Angi Inc.	305.4	355.5	-14%
Search	108.5	152.5	-29%
Emerging & Other	126.5	192.4	-34%
Intersegment eliminations	(1.3)	(3.7)	66%
Total Revenue	$929.7	$1,084.3	-14%
Operating (loss) income
Dotdash Meredith	$(20.8)	$(111.2)	81%
Angi Inc.	2.7	(10.9)	NM
Search	4.4	10.8	-60%
Emerging & Other	(8.0)	11.9	NM
Corporate	(37.4)	(36.1)	-4%
Total Operating loss	$(59.2)	$(135.6)	56%
Adjusted EBITDA
Dotdash Meredith	$30.2	$(23.1)	NM
Angi Inc.	36.0	29.7	21%
Search	4.4	10.8	-59%
Emerging & Other	(4.2)	15.6	NM
Corporate	(23.3)	(23.8)	2%
Total Adjusted EBITDA	$43.0	$9.1	372%

Note: On November 1, 2023, Angi Inc. completed the sale of Total Home Roofing, LLC ("Roofing") to a non-public third party and has reflected it as a discontinued operation in its standalone financial statements; Angi Inc. financial information for prior periods has been recast to conform to this presentation. Roofing does not meet the threshold to be reflected as a discontinued operation at the IAC level. During Q4 2023, IAC moved Roofing to Emerging & Other and prior period financial information has been recast to conform to this presentation. As a result, Angi Inc.’s revenue, operating income (loss) and Adjusted EBITDA in IAC’s financial results conform to the corresponding amounts in Angi Inc.’s standalone financial statements.

Dotdash Meredith
Revenue

($ in millions, rounding differences may occur)	Q1 2024	Q1 2023	Growth
Revenue
Digital	$209.3	$184.8	13%
Print	185.9	207.0	-10%
Intersegment eliminations	(4.7)	(4.2)	-11%
Total	$390.5	$387.6	1%

•Revenue of $390.5 million increased 1% year-over-year reflecting:

◦13% Digital revenue growth (improving from 9% growth in Q4 2023) reflecting:
▪Advertising revenue increasing 19%, accelerating from 4% growth in Q4 2023, driven by:
•Higher premium sold advertising revenue driven primarily by the Beauty, Technology and Health and Pharmaceutical categories
•Higher programmatic advertising revenue due to higher programmatic growth rates and 8% growth in Core Sessions
▪Performance marketing revenue increasing 3% driven by 18% affiliate commerce growth, partially offset by revenue declines from services, concentrated primarily in the Finance category
▪Licensing and other revenue increasing 9% due primarily to improved performance from content syndication partners

◦10% Print revenue declines driven primarily by the ongoing migration of audience and advertising spend from Print to Digital

Operating (Loss) Income and Adjusted EBITDA

($ in millions, rounding differences may occur)	Q1 2024	Q1 2023	Growth
Operating (loss) income
Digital	$(0.2)	$(17.9)	99%
Print	(5.1)	(5.8)	11%
Other	(15.5)	(87.6)	82%
Total	$(20.8)	$(111.2)	81%
Adjusted EBITDA
Digital	$37.0	$24.4	51%
Print	2.9	11.3	-74%
Other	(9.7)	(58.9)	84%
Total	$30.2	$(23.1)	NM

•Operating loss of $20.8 million decreased $90.4 million reflecting:

◦Digital operating loss decreased $17.7 million to $0.2 million reflecting:
▪Adjusted EBITDA increasing 51% to $37.0 million due to higher revenue and continued operating leverage (51% incremental Adjusted EBITDA margins in Q1 2024)
▪$5.3 million lower amortization of intangibles

◦Print operating loss decreased 11% to $5.1 million reflecting:
▪$9.2 million lower amortization of intangibles
▪Adjusted EBITDA decreasing 74% to $2.9 million due to revenue declines, partially offset by lower operating expenses

◦Other operating loss decreased 82% to $15.5 million reflecting:
▪Adjusted EBITDA loss decreasing 84% to $9.7 million due primarily to a $44.7 million non-cash lease impairment in Q1 2023 related to certain unoccupied leased office space
▪$24.3 million lower depreciation due primarily to a $25.3 million impairment incurred in Q1 2023 related to leasehold improvements, furniture and equipment associated with the aforementioned non-cash lease impairment

Angi Inc.
Please refer to the Angi Inc. Q1 2024 earnings release for further detail.

Search
•Revenue decreased 29% to $108.5 million reflecting:
◦A 32% decrease at Ask Media Group due to a reduction in marketing driving fewer visitors to ad-supported search and content websites

◦An 8% decrease at Desktop (legacy desktop search software business)

•Operating income and Adjusted EBITDA both decreased $6.4 million to $4.4 million driven by lower revenue and a revenue mix shift to lower-margin channels due, in part, to the wind down of the Desktop direct-to-consumer business

Emerging & Other
•Revenue decreased 34% to $126.5 million reflecting:
◦The sale of Roofing on November 1, 2023 ($38.4 million included in Q1 2023)
◦Mosaic Group revenue decreasing $22.6 million to $17.9 million as a result of the sale of the assets of the business on February 15, 2024
◦Care.com revenue decreasing 2% to $92.5 million
◦9% growth from Vivian Health

•Operating loss was $8.0 million compared to income of $11.9 million in Q1 2023 reflecting:
◦Adjusted EBITDA loss of $4.2 million compared to income of $15.6 million in Q1 2023 reflecting:
▪$16.5 million in severance and transaction-related costs at Mosaic Group related to the sale of the assets of the business
▪Lower profits from Care.com due primarily to the lower revenue and increased marketing and compensation costs
◦$0.7 million lower amortization of intangibles due primarily to Care.com

Corporate
Operating loss increased $1.3 million to $37.4 million due to $1.1 million higher stock-based compensation expense and $0.7 million higher depreciation, partially offset by a $0.5 million lower Adjusted EBITDA loss.

Income Taxes
The Company recorded an income tax provision of $54.7 million in Q1 2024 for an effective tax rate of 55%, which is higher than the statutory rate due primarily to the nondeductible portion of the goodwill in the sale of assets of Mosaic Group, partially offset by the realization of a capital loss. The Company recorded an income tax provision of $139.5 million in Q1 2023 for an effective tax rate of 25%, which is higher than the statutory rate due primarily to state taxes and nondeductible compensation expense, partially offset by research credits.

Free Cash Flow
For the three months ended March 31, 2024, net cash provided by operating activities was $64.1 million, a $38.9 million increase year-over-year. Free Cash Flow increased $45.0 million to $48.3 million due primarily to higher Adjusted EBITDA and lower capital expenditures.

	Three Months Ended March 31,
($ in millions, rounding differences may occur)	2024	2023
Net cash provided by operating activities	$64.1	$25.2
Capital expenditures	(15.7)	(21.9)
Free cash flow	$48.3	$3.3

CONFERENCE CALL
IAC and Angi Inc. will host a conference call to answer questions regarding their first quarter results on Wednesday, May 8, 2024, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC and Angi Inc.’s business. The conference call will be open to the public at ir.iac.com or ir.angi.com.

LIQUIDITY AND CAPITAL RESOURCES
As of March 31, 2024:
•IAC had 86.1 million common and Class B common shares outstanding.
•The Company had $1.6 billion in cash and cash equivalents and marketable securities of which IAC held $1.0 billion, Dotdash Meredith, Inc. held $269 million, and Angi Inc. held $363 million.
•The Company had $2.0 billion in long-term debt, of which Dotdash Meredith, Inc. held $1.5 billion and ANGI Group, LLC (a subsidiary of Angi Inc.) held $500 million.
•IAC’s economic interest in Angi Inc. was 84.3% and IAC’s voting interest was 98.2%. IAC held 424.6 million shares of Angi Inc.
•IAC owned 64.7 million shares of MGM.
Dotdash Meredith Inc. has a $150 million revolving credit facility, which had no borrowings as of March 31, 2024 and currently has no borrowings.
During the fourth quarter of 2023, Angi Inc. announced its intent to utilize the remaining 14.0 million shares in its stock repurchase authorization. Between February 10, 2024 and May 3, 2024, Angi Inc. repurchased 3.2 million common shares for an aggregate of $7.1 million (average price of $2.23). As of May 3, 2024, Angi Inc. had 4.7 million shares remaining in its stock repurchase authorization.

At March 31, 2024, IAC had 3.7 million shares remaining in its stock repurchase authorization.

Pursuant to these authorizations, share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.

OPERATING METRICS
($ in millions; rounding differences may occur)

	Q1 2024	Q1 2023	Growth

Dotdash Meredith
Revenue
Advertising revenue	$132.9	$111.8	19%
Performance marketing revenue	51.5	50.1	3%
Licensing and other revenue	24.9	22.9	9%
Total Digital Revenue	$209.3	$184.8	13%
Print Revenue	185.9	207.0	-10%
Intersegment eliminations	(4.7)	(4.2)	11%
Total Revenue	$390.5	$387.6	1%

Digital metrics

Total Sessions (in millions)	2,750	2,842	-3%
Core Sessions (in millions)	2,273	2,102	8%

Angi Inc.
Revenue
Ads and Leads	$249.6	$293.5	-15%
Services	20.5	32.1	-36%
Total Domestic	$270.0	$325.6	-17%
International	35.4	29.9	18%
Total Revenue	$305.4	$355.5	-14%
Pro Forma Services Net Revenue	$20.5	$28.4	-28%
Total Pro Forma Angi Inc. Net Revenue	$305.4	$351.8	-13%

Metrics

Service Requests (in thousands)	4,126	6,004	-31%
Monetized Transactions (in thousands)	5,511	6,451	-15%
Monetized Transactions per Service Request	1.34	1.07	24%
Transacting Service Professionals (in thousands)	192	206	-7%

Search
Revenue
Ask Media Group	$90.0	$132.4	-32%
Desktop	18.5	20.0	-8%
Total Revenue	$108.5	$152.5	-29%

Emerging & Other
Care.com Revenue	$92.5	$94.5	-2%
See metric definitions on page 16

DILUTIVE SECURITIES
IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg Exercise Price	As of 05/03/24	Dilution at:

Share Price			$55.07	$60.00	$65.00	$70.00	$75.00

Absolute Shares as of 05/03/24	83.1		83.1	83.1	83.1	83.1	83.1

Restricted stock, RSUs and non-publicly traded subsidiary denominated equity awards	5.3		0.6	0.6	0.6	0.6	0.6
Options	2.5	$14.26	0.5	0.5	0.5	0.5	0.5
Total Dilution			1.1	1.1	1.1	1.1	1.1
% Dilution			1.3%	1.3%	1.3%	1.3%	1.3%
Total Diluted Shares Outstanding			84.2	84.2	84.2	84.2	84.2
The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method. In addition, the number of absolute shares excludes 3 million shares of restricted stock because this award was unvested as of May 3, 2024.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were exercised or vested on May 3, 2024, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $108.7 million (of which approximately 65% would be payable for awards currently vested and those vesting on or before March 31, 2025), assuming a stock price of $55.07 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at March 31, 2024. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.
Angi Inc. Equity Awards and the Treatment of the Related Dilutive Effect
Certain Angi Inc. equity awards can be settled either in IAC or Angi Inc. common shares at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of Angi Inc. common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS
IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended March 31,
	2024	2023

Revenue	$929,680	$1,084,271
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	271,964	342,929
Selling and marketing expense	343,925	403,297
General and administrative expense	212,669	273,076
Product development expense	86,999	84,787
Depreciation	36,573	61,172
Amortization of intangibles	36,728	54,606
Total operating costs and expenses	988,858	1,219,867
Operating loss	(59,178)	(135,596)
Interest expense	(39,718)	(38,172)
Unrealized gain on investment in MGM Resorts International	163,751	704,840
Other income, net	34,805	23,749
Earnings before income taxes	99,660	554,821
Income tax provision	(54,688)	(139,502)
Net earnings	44,972	415,319
Net loss attributable to noncontrolling interests	59	2,456
Net earnings attributable to IAC shareholders	$45,031	$417,775

Per share information attributable to IAC Common Stock and Class B common stock shareholders:
Basic earnings per share	$0.52	$4.72
Diluted earnings per share	$0.51	$4.57

Stock-based compensation expense by function:
Cost of revenue	$493	$19
Selling and marketing expense	1,641	1,743
General and administrative expense	24,954	22,844
Product development expense	1,819	4,335
Total stock-based compensation expense	$28,907	$28,941

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	March 31, 2024	December 31, 2023

ASSETS
Cash and cash equivalents	$1,506,988	$1,297,445
Marketable securities	136,459	148,998
Accounts receivable, net	463,785	536,650
Other current assets	203,924	257,499
Total current assets	2,311,156	2,240,592

Capitalized software, buildings, land, equipment and leasehold improvements, net	424,534	455,281
Goodwill	2,878,872	3,024,266
Intangible assets, net of accumulated amortization	830,263	874,705
Investment in MGM Resorts International	3,055,601	2,891,850
Long-term investments	402,085	411,216
Other non-current assets	457,099	473,267
TOTAL ASSETS	$10,359,610	$10,371,177

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$34,375	$30,000
Accounts payable, trade	83,842	105,514
Deferred revenue	128,246	143,449
Accrued expenses and other current liabilities	608,998	671,527
Total current liabilities	855,461	950,490

Long-term debt, net	1,982,128	1,993,154
Deferred income taxes	210,727	164,612
Other long-term liabilities	461,830	474,540

Redeemable noncontrolling interests	32,622	33,378

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value	8	8
Class B common stock, $0.0001 par value	1	1
Additional paid-in-capital	6,346,106	6,340,312
Retained earnings	45,954	923
Accumulated other comprehensive loss	(6,893)	(10,942)
Treasury stock	(252,441)	(252,441)
Total IAC shareholders' equity	6,132,735	6,077,861
Noncontrolling interests	684,107	677,142
Total shareholders' equity	6,816,842	6,755,003
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,359,610	$10,371,177

IAC CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)

	Three Months Ended March 31,
	2024	2023

Cash flows from operating activities:
Net earnings	$44,972	$415,319
Adjustments to reconcile net earnings to net cash provided by operating activities:
Unrealized gain on investment in MGM Resorts International	(163,751)	(704,840)
(Gains) losses on sales of businesses and investments in equity securities (including downward adjustments), net	(25,941)	2,451
Deferred income taxes	44,975	127,154
Amortization of intangibles	36,728	54,606
Depreciation	36,573	61,172
Stock-based compensation expense	28,907	28,941
Provision for credit losses	16,139	24,826
Non-cash lease expense (including right-of-use asset impairments)	14,794	58,656
Unrealized decrease (increase) in the estimated fair value of a warrant	10,231	(5,940)
Other adjustments, net	(6)	(4,076)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	56,084	43,023
Other assets	44,493	26,978
Operating lease liabilities	(17,338)	(19,723)
Accounts payable and other liabilities	(89,548)	(107,356)
Income taxes payable and receivable	8,800	8,610
Deferred revenue	17,942	15,366
Net cash provided by operating activities	64,054	25,167
Cash flows from investing activities:
Capital expenditures	(15,712)	(21,863)
Net proceeds from the sales of businesses and investments	159,678	1,179
Net proceeds from sales of assets	12,660	29,388
Proceeds from maturities of marketable debt securities	137,500	137,500
Purchases of marketable debt securities	(123,104)	(98,520)
Other, net	1,199	4,290
Net cash provided by investing activities	172,221	51,974
Cash flows from financing activities:
Principal payments on Dotdash Meredith Term Loans	(7,500)	(7,500)
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(8,248)	(2,236)
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(3,214)	(1,379)
Purchases of Angi Inc. treasury stock	(6,860)	—
Purchases of IAC treasury stock	—	(84,720)
Other, net	(152)	(140)
Net cash used in financing activities	(25,974)	(95,975)
Total cash provided (used)	210,301	(18,834)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(741)	322
Net increase (decrease) in cash and cash equivalents and restricted cash	209,560	(18,512)
Cash and cash equivalents and restricted cash at beginning of period	1,306,241	1,426,069
Cash and cash equivalents and restricted cash at end of period	$1,515,801	$1,407,557

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)
IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA

	For the three months ended March 31, 2024
	Operating (Loss) Income	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
Dotdash Meredith
Digital	$(0.2)	$2.2	$4.9	$30.1	$37.0
Print	(5.1)	0.4	2.5	5.1	2.9
Other	(15.5)	4.7	1.2	—	(9.7)
Total Dotdash Meredith	(20.8)	7.3	8.6	35.2	30.2
Angi Inc.
Ads and Leads	19.8	4.5	16.9	—	41.2
Services	(7.5)	1.4	6.1	—	0.0
Other	(15.1)	3.2	—	—	(11.9)
International	5.5	0.4	0.8	—	6.7
Total Angi Inc.	2.7	9.4	23.8	—	36.0
Search	4.4	—	0.0	—	4.4
Emerging & Other	(8.0)	0.4	1.8	1.6	(4.2)
Corporate	(37.4)	11.8	2.3	—	(23.3)
Total	$(59.2)	$28.9	$36.6	$36.7	$43.0

	For the three months ended March 31, 2023
	Operating (Loss) Income	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
Dotdash Meredith
Digital	$(17.9)	$1.7	$5.2	$35.4	$24.4
Print	(5.8)	0.1	2.6	14.3	11.3
Other	(87.6)	3.3	25.5	—	(58.9)
Total Dotdash Meredith	(111.2)	5.1	33.4	49.7	(23.1)
Angi Inc.
Ads and Leads	13.5	5.5	18.2	2.7	39.9
Services	(12.5)	4.2	6.1	—	(2.2)
Other	(14.9)	2.6	—	—	(12.4)
International	3.0	0.4	0.9	—	4.4
Total Angi Inc.	(10.9)	12.7	25.2	2.7	29.7
Search	10.8	—	—	—	10.8
Emerging & Other	11.9	0.5	0.9	2.3	15.6
Corporate	(36.1)	10.6	1.7	—	(23.8)
Total	$(135.6)	$28.9	$61.2	$54.6	$9.1

ANGI RECONCILIATION OF REVENUE TO PRO FORMA REVENUE

	Three months ended
	March 31, 2024	March 31, 2023
Services
Reported Revenue	$20.5	$32.1
Adjustment (a)	—	(3.7)
Pro Forma Services Net Revenue	$20.5	$28.4

Total Angi Inc.
Reported Revenue	$305.4	$355.5
Services Adjustment (a)	—	(3.7)
Pro Forma Angi Inc. Net Revenue	$305.4	$351.8
(a) Q1 2023 reflects an adjustment to reported Services revenue for contracts entered into prior to January 1, 2023, which were reported as gross revenue in accordance with GAAP.

PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Angi Inc. Pro Forma Net Revenue and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is considered our primary segment measure of profitability and is one of the metrics, along with Angi Inc. Pro Forma Net Revenue and Free Cash Flow, by which we evaluate the performance of our businesses and our internal budgets are based and may also impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Angi Inc. Pro Forma Net Revenue reflects the revenue for Services jobs on a net basis for all periods presented for the Services segment and on a consolidated basis. Angi Inc. modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and Angi Inc.'s performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue to be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. We believe Pro Forma Net Revenue is useful for analysts and investors because it can enhance the comparability of revenue trends between periods, and we use it for that purpose internally.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards as of May 3, 2024, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, buildings, equipment and leasehold improvements and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as advertiser relationships, technology, licensee relationships, trade names, content, customer lists and user base, service professional relationships and subscriber relationships, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report liabilities for the portion of the purchase price of acquisitions, if applicable, that is contingent upon the financial performance and/or operating targets of the acquired company at fair value that are recognized in “General and administrative expense” in the statement of operations. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions
Dotdash Meredith

Digital Revenue – Includes Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Advertising revenue – primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

(b) Performance Marketing revenue – primarily includes revenue generated through affiliate commerce, affinity marketing channels, and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash Meredith refers users to commerce partner websites resulting in a purchase or transaction. Affinity marketing programs market and place magazine subscriptions for both Dotdash Meredith and third-party publisher titles. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing agreements. Brand licensing generates royalties from multiple long-term trademark licensing agreements with retailers, manufacturers, publishers and service providers. Content licensing royalties are earned from our relationship with Apple News + as well as other content distribution relationships.

Print Revenue – Primarily includes subscription, advertising, newsstand and performance marketing revenue.

Total Sessions – Represents unique visits to all sites that are part of Dotdash Meredith’s network and sourced from Google Analytics.

Core Sessions – Represents a subset of Total Sessions that comprises unique visits to Dotdash Meredith’s most significant (in terms of investment) owned and operated sites as follows:

People	InStyle	Simply Recipes
allrecipes	FOOD & WINE	Serious Eats
Investopedia	Martha Stewart	EatingWell
Better Homes & Gardens	Byrdie	Parents
Verywell Health	REAL SIMPLE	Verywell Mind
The Spruce	Southern Living	Health
TRAVEL + LEISURE

Angi Inc.

Ads and Leads Revenue - Primarily comprises domestic revenue from consumer connection revenue for consumer matches, revenue from service professionals under contract for advertising and membership subscription revenue from service professionals and consumers.

Services Revenue –Primarily comprises domestic revenue from pre-priced offerings by which the consumer requests services through an Angi Inc. platform and Angi Inc. connects them with a service professional to perform the service.

International Revenue – Primarily comprises revenue generated within the International segment (consisting of businesses in Europe and Canada), including consumer connection revenue for consumer matches and membership subscription revenue from service professionals and consumers.

Other – Reflects costs for corporate initiatives, shared costs, such as executive and public company costs, and other expenses not allocated to the operating segments.

Pro Forma Net Revenue – Effective January 1, 2023, Angi Inc. modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and Angi Inc.’s performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue to be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. During the three months ended March 31, 2023, there was approximately $3.7 million worth of revenue that was recognized on a gross basis for contracts entered into prior to January 1, 2023. There is no impact to operating income (loss) or Adjusted EBITDA from the change in revenue recognition.

(a) Pro Forma Services Net Revenue – Reflects Services revenue on a net basis for all periods presented.

(b) Pro Forma Angi Inc. Net Revenue – Reflects Services revenue on a net basis for all periods presented and as reported revenue for the other segments, none of which had changes to their revenue recognition reporting.

Metrics

Service Requests - Reflect (i) fully completed and submitted domestic service requests for connections with Ads and Leads service professionals, (ii) contacts to Ads and Leads service professionals generated via the service professional directory from unique users in unique categories (such that multiple contacts from the same user in the same category in the same day are counted as one Service Request) and (iii) requests to book Services jobs in the period.

Monetized Transactions – Reflects (i) Service Requests that are matched to a paying Ads and Leads service professional in the period and (ii) completed and in-process Services jobs in the period; a single Service Request can result in multiple monetized transactions.

Monetized Transactions per Service Request – Monetized Transactions divided by Service Requests.

Transacting Service Professionals – The number of (i) Ads and Leads service professionals that paid for consumer matches or advertising and (ii) Services service professionals that performed a Services job, during the most recent quarter.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

Emerging & Other

Care.com Revenue - Consists of revenue primarily through subscription fees from families and caregivers for its suite of products and services, as well as through annual contracts with employers who provide access to Care.com's suite of products and services as an employee benefit and through contracts with businesses that recruit employees through its platform.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and the IAC and Angi Inc. conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, May 8, 2024, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to market our products and services in a successful and cost-effective manner, (ii) the display of links to websites offering our products and services in a prominent manner in search results, (iii) changes in our relationship with (or policies implemented by) Google, (iv) our ability to compete with generative artificial intelligence technology and the related disruption to marketing technologies, (v) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) adverse economic events or trends that adversely impact advertising spending levels, (viii) the ability of our Digital business to successfully expand the digital reach of our portfolio of publishing brands, (ix) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores, advertising networks and social media platforms, (x) risks related to our Print business (declining revenue, increased paper and postage costs, reliance on a single supplier to print our magazines and potential increases in pension plan obligations), (xi) our ability to establish and maintain relationships with quality and trustworthy service professionals and caregivers, (xii) the ability of Angi Inc. to expand its pre-priced offerings, while balancing the overall mix of service requests and directory services on Angi platforms, (xiii) the ability of Angi Inc. to continue to generate leads for service professionals given changing requirements applicable to certain communications with consumers, (xiv) our ability to access, collect and use personal data about our users and subscribers, (xv) our ability to engage directly with users, subscribers, consumers, service professionals and caregivers on a timely basis, (xvi) the ability of our Chairman and Senior Executive, certain members of his family and our Chief Executive Officer to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xvii) risks related to our liquidity and indebtedness (the impact of our indebtedness on our ability to operate our business, our ability to generate sufficient cash to service our indebtedness and interest rate risk), (xviii) our inability to freely access the cash of Dotdash Meredith and /or Angi Inc. and their respective subsidiaries, (xix) dilution with respect to investments in IAC and Angi Inc., (xx) our ability to compete, (xxi) adverse economic events or trends (particularly those that adversely impact consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (xxii) our ability to build, maintain and/or enhance our various brands, (xxiii) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information (including credit card information), as well as the impact of cyberattacks experienced by third parties, (xxiv) the occurrence of data security breaches and/or fraud, (xxv) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxvi) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business) and (xxvii) changes in key personnel. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward‑looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward‑looking statements, which only reflect the views of IAC’s management as of the date of this document. IAC does not undertake to update these forward-looking statements.

About IAC
IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC is today comprised of category-leading businesses including Angi Inc. (NASDAQ: ANGI), Dotdash Meredith and Care.com, among many others ranging from early stage to established businesses. IAC is headquartered in New York City with business locations worldwide.
Contact Us
IAC/Angi Inc. Investor Relations
Mark Schneider
(212) 314-7400
IAC Corporate Communications
Valerie Combs
(212) 314-7251
IAC
555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com
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